Exhibit 99(a)(1)(xiii)



         Email from Vice President, Human Resources to All Employees
           Eligible to Participate in the Option Exchange Program,
                       sent on Wednesday, January 5, 2005


Please remember that the Options Exchange Program expires at 6:00 P.M. tonight. All election forms or notices of withdrawal must be to Pam Curtis in Tarrytown Human Resources or Lynne Fuierer in Rensselaer Human Resources. UNDER NO CIRCUMSTANCES WILL WE BE ABLE TO ACCEPT FORMS AFTER 6:00 P.M.

In order to ensure a timely delivery of your election form or notice of withdrawal, please hand deliver your form to Pam Curtis in Tarrytown Human Resources or Lynne Fuierer in Rensselaer Human Resources. Please remember that under the provisions of the program delivery by email or other electronic means will not be accepted.

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We have sent to eligible employees written materials, including an Offer to
Exchange, describing in detail the terms, conditions and timing of, and procedures for participating in, the Option Exchange Program, and have filed those materials with the Securities and Exchange Commission (which can be accessed through its website at www.sec.gov). The Offer to Exchange is subject to various conditions. Eligible employees should read those materials carefully before deciding whether to tender their eligible options in the Offer to Exchange, because they contain important information about the Offer to Exchange. You should only rely on the information in the Offer to Exchange. Neither the Company nor our board of directors makes any recommendation as to whether you should tender some or all of your eligible options for exchange, nor have we authorized any person to make any representations or any such recommendation. You must make your own decision whether or not to tender your eligible options.

You may direct questions about the Offer to Exchange to our Human Resources Department, Option Exchange, by phone at (914) 345-STOK or to our internal e-mail address: OptionsExchange@regeneron.com.